Exhibit 10.3

ESCROW AGREEMENT

PARTIES:

FORMER SHAREHOLDERS
OF NEW JERSEY COMMUNITY BANK,
a New Jersey state commercial bank (the “Shareholders”),

1ST CONSTITUTION BANCORP
a New Jersey corporation and registered bank holding company (“1st Constitution”), and

[ESCROW AGENT], as Escrow Agent (the “Escrow Agent”)

DATE: [DATE], 2018

BACKGROUND

WHEREAS, the Shareholders are former shareholders of New Jersey Community Bank (“NJCB”) that did not perfect their dissenters’ rights under Section 17:9A-140 of the New Jersey Banking Act of 1948, as amended, in connection with the merger (the “Merger”) of NJCB with and into 1st Constitution Bank, a New Jersey state commercial bank and the wholly-owned banking subsidiary of 1st Constitution (the “Bank”), contemplated by the Agreement and Plan of Merger, dated as of November 6, 2017 (the “Merger Agreement”), by and among 1st Constitution, the Bank and NJCB;

WHEREAS, [SHAREHOLDER REPRESENTATIVE] is serving as the representative of the Shareholders (including its successors, the “Shareholder Representative”);

WHEREAS, in accordance with Sections 1.4 and 1.17 of the Merger Agreement, the sum of $400,773.45 (including any interest or other earnings thereon, the “Escrowed Funds”) is to be delivered to the Escrow Agent;

WHEREAS, pursuant to the Merger Agreement, the Escrowed Funds will be delivered to the Escrow Agent by 1st Constitution immediately upon the consummation of the Merger and shall be held in an escrow account (the “Escrow Account”) pursuant to the terms and conditions set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Escrow Account.  1st Constitution shall deliver, or cause to be delivered, to the Escrow Agent the Escrowed Funds immediately upon the consummation of the Merger.  The Escrow Agent shall hold the Escrowed Funds in an account pursuant to the provisions of this Escrow Agreement.

2.            Management of the Escrow Funds; Permitted Investment. Pending distribution of the Escrowed Funds in accordance with the terms and conditions hereof, the Escrow Agent shall invest the Escrowed Funds in accordance with the instructions set forth on Appendix A attached hereto or in such other investment as is directed in a joint written direction to the Escrow Agent from 1st Constitution and the Shareholder Representative. The Escrow Agent shall not invest the Escrowed Funds in any investment that would require the Escrow Agent to pay a penalty for early withdrawal to pay a disbursement of the Escrowed Funds. Interest earned on the Escrowed Funds shall be maintained in the Escrow Account and made a part of the Escrowed Funds.

3.           Reservations of Escrowed Funds.

(a)           In the event that at any time, or from time to time, after the Effective Time of the Merger, 1st Constitution incurs any losses, liabilities, costs, expenses, judgments, settlement amounts, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and causes of action, including, but not limited, to reasonable attorney fees, court costs, and related expenses (each, a “Claim” and collectively, the “Claims”) as a result of or in connection with that certain litigation matter captioned Robert O’Donnell v. New Jersey Community Bank, Shelly LoCascio, Andrew Harris (Docket No. MON-L-4711-15) or the settlement thereof (“Litigation Matter”) which is not subject to reimbursement by Continental Insurance Company of New Jersey (“CNA”) or, if subject to reimbursement, not actually reimbursed by CNA, 1st Constitution shall provide prompt written notice thereof to the Shareholder Representative (“Indemnification Notice”).  Each request for indemnification made pursuant to an Indemnification Notice is referred to herein as an “Indemnification Matter.”

(b)           Each Indemnification Notice shall set forth (i) a description of the Claim or Claims relating to the Indemnification Matter for which indemnification is sought pursuant to the Indemnification Notice, and (ii) an accounting by 1st Constitution of the aggregate dollar amount of losses incurred as a result of such Claim or Claims.

(c)           There is no limit on the number or timing of Indemnification Notices that may be delivered by 1st Constitution.

(d)           Whenever 1st Constitution provides an Indemnification Notice to the Shareholder Representative, it shall send a copy thereof to the Escrow Agent.  Promptly after receipt of an Indemnification Notice, the Escrow Agent shall reserve on its records an amount equal to the losses set forth in the Indemnification Notice (“Reserved Funds”).

4.           Distributions of Escrowed Funds.  The Escrow Agent shall distribute the Escrowed Funds in accordance with one or more of the following provisions, as applicable:

(a)           If the Shareholder Representative objects to any Claim set forth in an Indemnification Notice, it shall notify the Escrow Agent and 1st Constitution in writing of its objection (“Objection Notice”), including the basis for such objection and the amount of the Claim in controversy (“Disputed Amount”), within five (5) business days after the date upon which the Indemnification Notice is delivered to the Shareholder Representative.

(b)           If the Escrow Agent receives a timely Objection Notice, (i) the Escrow Agent shall promptly distribute to 1st Constitution the amount by which the amount of the Claim set forth in the Indemnification Notice exceeds the Disputed Amount, and (ii) 1st Constitution and the Shareholders Representative shall cooperate in good faith to resolve the Disputed Amount.  Any Indemnification Matter that is not resolved by 1st Constitution and the Shareholder Representative within thirty (30) days after the date upon which the Objection Notice is delivered to 1st Constitution shall be resolved by binding arbitration in accordance with the rules and regulations of the American Arbitration Association.

(c)           Unless the Escrow Agent receives an Objection Notice within five (5) business days after the date upon which the Indemnification Notice is delivered to the Shareholder Representative, the Escrow Agent shall promptly distribute to 1st Constitution the amount of the Claim set forth in such Indemnification Notice.

(d)           The Escrow Agent shall distribute the Escrowed Funds at such time and in such manner as is set forth in (i) this Section 4, (ii) any written agreement or written instructions signed by both 1st Constitution and the Shareholder Representative and delivered to the Escrow Agent, (iii) the final decision of an arbitrator in connection with the arbitration of an Indemnification Matter in accordance with Section 4(b) of this Agreement, or (iv) the order of any court of competent jurisdiction.

(e)           Immediately upon the later of (i) the date upon which the Litigation Matter is resolved completely by written settlement agreement or judgment, and all appeals have been made, heard and finally decided and/or all applicable time periods for appeals have expired (the “Termination Date”), 1st Constitution and the Shareholder Representative shall deliver joint written notice to the Escrow Agent of the occurrence of the Termination Date (the “Termination Notice”).  If, upon receipt of the Termination Notice, there are no Indemnification Matters outstanding, then within five (5) business days after receipt of the Termination Notice (the “Payment Date”), the Escrow Agent shall distribute to the Shareholder Representative all remaining Escrowed Funds for prompt distribution by the Shareholder Representative to the Shareholders.

(f)           If there are Indemnification Matters outstanding when the Escrow Agent receives the Termination Notice, then (i) on the Payment Date, the Escrow Agent shall distribute to the Shareholders any Escrowed Funds, other than Reserved Funds, in accordance with the Shareholder Representative’s written instructions as provided to the Escrow Agent, (ii) as each such outstanding Indemnification Matter is finally resolved, the Escrow Agent shall distribute to 1st Constitution any Escrowed Funds to which 1st Constitution is then entitled as a result of such resolved Indemnification Matter in accordance with 1st Constitution’s written instructions as provided to the Escrow Agent, and (iii) within five (5) business days after the last of such outstanding Indemnification Matters is resolved and any corresponding distributions to 1st Constitution are made, the Escrow Agent shall distribute any remaining Escrowed Funds to the Shareholder Representative for prompt distribution by the Shareholder Representative to the Shareholders.

(g)           The Escrowed Funds shall be the sole source of all distributions or other payments made by Escrow Agent under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not be obligated to make any distributions or other payments under this Agreement to the extent that such distributions or other payments exceed the Escrowed Funds.

5.           Resignation and Removal of Escrow Agent.  The Escrow Agent may resign at any time or be removed by the mutual consent of 1st Constitution and the Shareholder Representative upon notice given at least 30 days before the effective date of such resignation or removal; provided that no resignation or removal of the Escrow Agent and no appointment of a successor Escrow Agent shall be effective unless and until the successor Escrow Agent accepts its appointment as Escrow Agent in accordance with this Section 5.  If the Escrow Agent resigns or is removed but 1st Constitution and the Shareholder Representative fail to agree upon a successor Escrow Agent within 30 days after they receive notice of such resignation or removal, then 1st Constitution shall have the right to appoint a successor Escrow Agent which shall be a commercial bank or trust company having a combined capital and surplus of at least $50,000,000.  Any successor Escrow Agent, whether appointed by the mutual agreement of 1st Constitution and the Shareholder Representative or otherwise, shall execute and deliver to the predecessor Escrow Agent an instrument accepting such appointment, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein.

6.           Liability of Escrow Agent; Expenses.  The Escrow Agent shall have no liability or obligation hereunder except for its willful misconduct, bad faith or gross negligence.  The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or persons purporting to sign the same, and to conform to the provisions of this Agreement.  The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question of the construction of any of the provisions hereof or of the Merger Agreement or of its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the opinion or instruction of such counsel.  The fees and expenses of the Escrow Agent charged and incurred in performing its obligations hereunder shall be paid from the Escrowed Funds.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Appendix B, which such compensation shall be paid out of the Escrowed Funds.  The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Agreement.

 7.           Indemnification of Escrow Agent.  1st Constitution and the Shareholders (but only to the extent of the Escrowed Funds), jointly and severally, hereby indemnify and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorney’s fees, which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct, bad faith or gross negligence of Escrow Agent.

8.           Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, or three business days after being sent by registered or certified mail, return receipt requested, in each case postage or delivery charges prepaid.  Notices may also be given by facsimile and shall be effective on the date transmitted.  Notices to 1st Constitution shall be sent to its address stated in Section 9.4 of the Merger Agreement to the attention of Robert F. Mangano, Chief Executive Officer.  Notices to the Shareholders and the Shareholder Representative shall be sent to the Shareholder Representative at the following address: [ADDRESS].  Notices to the Escrow Agent shall be sent to the following address: [ADDRESS].

9.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW JERSEY.

10.         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.         Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

12.         Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except by written amendment.

 Witness the due execution and delivery of this Agreement as of the date first stated above.

ON BEHALF OF SHAREHOLDERS:		ESCROW AGENT:
By:		By:
	Name:		Name:
	Title: Shareholder Representative		Title:
1ST CONSTITUTION BANCORP:
By:
Name: Robert F. Mangano
Title: President and CEO

Appendix A
 (Investment Direction)

The investment direction is to invest all Escrowed Funds in a non-interest bearing demand deposit account at 1st Constitution Bank.

Appendix B
 (Escrow Agent Fee Schedule)